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                                                                      EXHIBIT 6B

                                   SCHEDULE A
                                   ----------

        This Schedule A is an integral part of the Agreement to which it is attached. Capitalized terms used herein have the same meaning as given to them in the Agreement, except as otherwise noted. This Schedule A sets out the names of the Portfolios covered by the Agreement and the compensation of Distributors for the services rendered with respect thereto.


NAMES OF PORTFOLIOS

Monument Washington Regional Growth Fund
Monument Washington Regional Aggressive Growth Fund
Monument Internet Fund

COMPENSATION

        For its services rendered pursuant to the Agreement, Distributors shall be entitled to receive, as full compensation therefor, the following sales commissions (subject to any scheduled variations or eliminations of commission as set forth in the Company's Prospectus):

Initial Sales Charge (as a percentage of offering price)
--------------------
        -  applicable to purchase payments through $50,000.................................4.75%
        -  applicable to purchase payments greater than $50,000 through $100,000...........3.00%
        -  applicable to purchase payments greater than $100,000 through $1 million........2.50%
        -  applicable to purchase payments greater than $1 million.........................0.25%

        If shares of a Portfolio are tendered to the Company for redemption or repurchase within seven (7) business days after Distributors' acceptance of the original purchase order for such shares, Distributors shall immediately return to the Company the full sales commission (net of any allowances to brokers or dealers) allowed to Distributors on the original sale, and shall promptly, upon receipt thereof, pay to the Company any reallowance from brokers or dealers of the balance of the sales commission reallowed by Distributors. The Company shall notify Distributors, or cause Distributors to be notified, of such tender for redemption within 10 days of the day on which the Company receives notice of such tender for redemption.


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